EXHIBIT 10.16

THE SHYFT GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Employees)

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of [●] (the “Grant Date”), by and between The Shyft Group, Inc., a Michigan corporation (the “Company”) and [●] (the “Grantee”).

Background

A.	The Company has adopted the The Shyft Group, Inc. Stock Incentive Plan of 2016 (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted.

B.	The Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for in this Agreement.

Agreement

Therefore, the parties, intending to be legally bound, agree as follows:

1.          Grant of Restricted Stock Units. Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date an Incentive Award consisting of, in the aggregate, [●] Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of Common Stock on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. The RSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). Capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Plan.

2.          Consideration. The grant of the RSUs is made in consideration of the services to be rendered by the Grantee to the Company.

3.          Restricted Period; Vesting. Except as otherwise provided in this Agreement, provided there is no termination of Grantee’s employment (as determined in accordance with Section 7.2 of the Plan) as of the applicable vesting date, the RSUs will vest in accordance with the following schedule:

Vesting Date	Number of RSUs That Vest

First anniversary of Grant Date	33⅓%

Second anniversary of Grant Date	33⅓%

Third anniversary of Grant Date	33⅓%

The period over which the RSUs vest is referred to as the “Restricted Period.” Once vested, the RSUs become “Vested Units.”

4.         Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with Section 8 below, neither the RSUs nor the rights relating to the RSUs may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the RSUs or the rights relating to the RSUs shall be wholly ineffective.

5.         Termination of Employment.

(a)         Except as otherwise expressly provided in this Agreement or the The Shyft Group, Inc. Management Severance Plan (to the extent such plan applies to the Grantee), if the Grantee’s employment terminates for any reason at any time before all of Grantee’s RSUs have vested, the Grantee’s unvested RSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement. For purposes of this Section 5, termination of employment shall be determined in accordance with Section 7.2 of the Plan.

(b)         Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Restricted Period as a result of the Grantee’s death or Disability, RSUs subject to a Restricted Period shall immediately become vested in full..

(c)         Notwithstanding Section 5(a) above, if the Grantee’s employment terminates during the Restricted Period as a result of the Grantee’s Qualified Retirement (defined below) that occurs at least nine months after the Grant Date, then all of the RSUs will vest in accordance with Section 3 as if the Grantee’s employment had not terminated. A “Qualified Retirement” shall mean the voluntary retirement by a Grantee who is at least age 62 and who has been employed by the Company or a Subsidiary for a continuous period of 5 years as of the date of retirement.

6.         Effect of a Change in Control. The provisions of Section 9 of the Plan shall apply if there is a Change in Control during the Restricted Period.

7.          Rights as Shareholder; Dividend Equivalents.

(a)         The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock.

(b)         Upon and following the settlement of the RSUs, the Grantee shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)         Until such time as the RSUs vest, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be credited to the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents credited to the Grantee’s Account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting restrictions as the RSUs to which they are attributable and shall be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 8 below. Dividend Equivalents credited to a Grantee’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Market Value equal to the amount of the Dividend Equivalents and interest, if any.

8.          Settlement of RSUs. Subject to any withholding for applicable taxes pursuant to the Plan, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units and cash equal to any Dividend Equivalents credited with respect to such Vested Units and the interest thereon or, at the discretion of the Committee, shares of Common Stock having a Market Value equal to such Dividend Equivalents and the interest thereon; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee. Notwithstanding the foregoing, the Committee shall have the discretion to settle vested RSUs in cash using the Market Value of the shares of Common Stock underlying the vested RSUs as of the applicable vesting date.

9.         No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without cause.

10.         Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 4.3 of the Plan.

11.          Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.          Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the RSUs or the shares of Common Stock issuable upon settlement of the RSUs pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.

13.          Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.          Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Michigan without regard to conflict of law principles.

15.         Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

16.         RSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated in this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.        Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, and administrators.

18.          Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.          Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Incentive Awards in the future. Future Incentive Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

20.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.          Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant, vesting, or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Restricted Stock Unit Agreement as of the Grant Date.

COMPANY:	GRANTEE:
The Shyft Group, Inc.

By: Its:	[●]